Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:
Jeremy Neuhart
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
412-434-3740
vmorales@ppg.com

PPG reports third quarter 2009 financial results

•	Difficult global economy continues to impact year-over-year sales and earnings comparisons

•	Sales and earnings trends improve versus first two quarters of 2009

•	PPG’s Asia/Pacific business posts record earnings

•	Cash on hand of $900 million based on strong cash generation

•	Debt reduction of about $700 million

PITTSBURGH, Oct. 15, 2009 – PPG Industries (NYSE:PPG) today reported sales for the third quarter of $3.2 billion, a decline of 24 percent versus the prior year’s third quarter including a 5 percent decline resulting from a business divestiture in 2008. The company reported net income of $159 million, or 96 cents per share. Adjusted net income was $161 million, or 97 cents per share. Third quarter 2008 sales were $4.2 billion, reported net income was $117 million, or 70 cents per share, and adjusted net income was $227 million, or $1.37 per share.

The third quarter sales decline of $1 billion included a $229 million impact from the 2008 divestiture of a majority interest in the automotive glass and services (AG&S) business, and about a $150 million impact from negative foreign currency translation. Year-over-year sales volumes decreased by about $500 million, or 12 percent, with declines in most regions, except Asia/Pacific. Selling prices declined by about $150 million versus last year’s third quarter, primarily due to lower commodity chemicals pricing.

Third quarter 2009 net income includes an aftertax charge of $2 million, or 1 cent per share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement, which is pending court proceedings. Reported third quarter 2008 net income included aftertax charges of $110 million, or 67 cents per share, for business restructuring and $3 million, or 2 cents per share, for the proposed asbestos settlement. Third quarter 2008 net income also included an aftertax gain of $3 million, or 2 cents per share, on the divestiture of the AG&S business.

“In the quarter, we continued to restore profitability and to deliver strong cash generation,” said Charles E. Bunch, PPG chairman and chief executive officer. “We benefited from our aggressive cost-reduction actions, as well as a modest improvement in demand versus the first half of 2009, stemming from a very gradual recovery in the global economy.”

Bunch said that PPG’s third quarter adjusted earnings per share showed ongoing growth over the first two quarters of 2009. The company reported adjusted earnings per share in the first and second quarters of 2009 of 19 cents and 91 cents, respectively.

Bunch said the company’s efforts to transform its business portfolio over the past several years were evident in the third quarter results. PPG’s combined coatings and Optical and Specialty Materials segments achieved 7 percent higher year-over-year earnings and collectively accounted for more than 95 percent of total segment earnings, according to Bunch. “Additionally, we capitalized on our expanded geographic footprint and posted record earnings in the Asia/Pacific region due to stronger year-over-year performance in China. These improved results partially offset lower year-over-year earnings in our Glass segment and in our Commodity Chemicals segment, a business that experienced record sales and earnings levels last year.

“Also, due to our focus on working capital management, we generated about $650 million of cash from operations in the quarter,” said Bunch. “This is about 40 percent more than last year’s third quarter. We repaid about $700 million of debt in the quarter, and we still have about $900 million of cash on hand.

“Looking ahead to the fourth quarter, we anticipate only modest improvement in the overall economy. We expect growth in Asia to continue, and we anticipate that global automotive production will remain at least at the third quarter levels, if not higher,” Bunch said. “Currency translation, which had been a headwind for PPG all year thus far, will likely shift to a tailwind. What’s more, many of our businesses will exhibit normal, slower seasonal demand patterns.”

Performance Coatings segment sales in the third quarter 2009 decreased $154 million, or 13 percent, versus the prior year’s quarter. Sales declined as a result of lower volumes across all businesses. Weaker foreign currency was also a factor, offset by pricing gains. Segment earnings increased $7 million, or 5 percent, due to lower overhead costs resulting from aggressive cost-management strategies and restructuring actions. Currency translation was a $6 million earnings headwind, while other factors generally countered one another.

Industrial Coatings segment sales for the quarter decreased $198 million, or 19 percent, due primarily to lower year-over-year volumes in the automotive coatings and industrial coatings businesses, reflecting the continued severe declines in global demand. Demand in the third quarter, however, improved from the first two quarters of 2009. Weaker foreign currencies were also a negative factor. Segment earnings for the quarter were $58 million, an increase of $10 million from the prior year’s third quarter, primarily as a result of aggressive cost-reduction actions. The negative effect from lower volumes was partially countered by more favorable pricing and input costs.

Architectural Coatings – Europe, Middle East and Africa (EMEA) segment sales for the quarter decreased $73 million, or 12 percent, with $50 million of the decline attributable to weaker foreign currencies. Slightly lower volumes contributed to the sales decline. Segment earnings decreased $2 million, as the slightly lower volumes were coupled with a negative $8 million attributable to foreign currency conversion. These declines slightly overshadowed the savings from cost-reduction initiatives.

Optical and Specialty Materials segment sales for the quarter decreased $33 million, or 11 percent, as a result of lower sales volumes. Segment earnings increased $6 million due largely to lower costs, which more than offset the negative impact of the lower volumes.

Commodity Chemicals segment sales for the quarter decreased $213 million, or 43 percent, due primarily to declines in year-over-year selling prices and volumes. Segment earnings decreased

$97 million due to the lower selling prices, which were only partially offset by lower energy costs and other cost savings measures. In the quarter, selling prices improved in September, following declines in July and August.

Glass segment sales declined $329 million compared with the prior year due largely to the AG&S business divestiture, which was completed in September 2008. Other factors contributing to the sales decline were lower volumes because of reduced construction and general industrial demand and lower sales prices. The segment loss was $6 million, a decline of $23 million due to the lower volumes and lower sales prices. These decreases were tempered by lower manufacturing and input costs.

Last year’s third quarter results for the divested AG&S business were a loss of $5 million pretax, $3 million aftertax, or 2 cents per share.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, optical products, specialty materials, chemicals, glass and fiber glass. The company has more than 140 manufacturing facilities and equity affiliates and operates in more than 60 countries. Sales in 2008 were $15.8 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

PPG will hold a conference call to review its third quarter financial performance today, Thursday, Oct. 15, at 10 a.m. ET. The company will provide commentary and host questions and answers. The dial-in numbers are: in the United States, 800-299-7635; international, 617-786-2901; passcode 67842100. The conference call will also be available in listen-only mode via Internet broadcast from PPG’s Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available beginning at approximately 1 p.m. ET, Thursday, Oct. 15, through Friday, Oct. 30. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, 617-801-6888; passcode 82847307.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, and economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per common share (attributable to PPG) adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per common share (attributable to PPG) adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per common share (attributable to PPG) or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per share for the third quarter 2009 and 2008, and the first and second quarters of 2009:

Regulation G Reconciliation – Results From Operations

($ in millions, except per-share amounts)

	Net Income
	$	EPS
Third Quarter – 2009
Net Income (Attributable to PPG) as Reported	$159	$0.96
Net Charge for Asbestos Settlement	2	0.01

Adjusted Net Income	$161	$0.97

	Net Income
	$	EPS
Third Quarter – 2008
Net Income (Attributable to PPG) as Reported	$117	$0.70
Business Restructuring Charge	110	0.67
Gain on Divestiture of Automotive Glass and Services Business	(3)	(0.02)
Net Charge for Asbestos Settlement	3	0.02

Adjusted Net Income	$227	$1.37

	First Quarter - 2009		Second Quarter - 2009
	Net Income		Net Income
	$	EPS	$	EPS
Net (Loss)/Income (Attributable to PPG) as Reported	$(111)	$ (0.68)	$146	$0.89
Net Charge for Asbestos Settlement	2	0.01	2	0.02
Business Restructuring	141	0.86	-	-

Adjusted Net Income	$ 32	$ 0.19	$148	$0.91

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
	2009	2008	2009	2008
Net sales	$3,225	$4,225	$9,123	$12,661
Cost of sales, exclusive of depreciation and amortization (Note A)	1,989	2,701	5,605	8,126
Selling and other (Note B)	827	991	2,465	3,026
Depreciation (Note C)	88	105	264	340
Amortization	32	34	93	105
Interest expense	47	62	144	193
Asbestos settlement - net	3	5	10	9
Business restructuring	-	163	186	163
Other - net (Note D)	(36)	(39)	(61)	(81)

INCOME BEFORE INCOME TAXES	275	203	417	780
Income tax expense (Note E)	90	65	154	238

Net income attributable to the controlling and noncontrolling interests (Note F)	185	138	263	542
Less: Net income attributable to the noncontrolling interests (Note F)	(26)	(21)	(69)	(75)

NET INCOME (ATTRIBUTABLE TO PPG) (Note F)	159	117	194	467

Earnings per common share (attributable to PPG)	$0.96	$0.71	$1.18	$2.84

Earnings per common share - assuming dilution (attributable to PPG)	$0.96	$0.70	$1.17	$2.82

Average shares outstanding	165.2	164.7	164.4	164.6

Average shares outstanding - assuming dilution	166.0	165.6	165.1	165.7

Note A:

The nine months ended Sept. 30, 2008, include a pretax expense of $94 million ($66 million aftertax, or 40 cents per share) for the flow-through cost of sales of the step up to fair value of inventory related to the SigmaKalon acquisition.

Note B:

The nine months ended Sept. 30, 2008, include a pretax expense of $19 million ($12 million aftertax, or 7 cents per share) for the impact of benefit changes including accelerated vesting negotiated as part of the sale of the automotive glass and services business.

Note C:

The nine months ended Sept. 30, 2008, include a pretax expense of $17 million ($11 million aftertax, or 7 cents per share) for the catch-up of depreciation expense, which was suspended when the automotive glass and services business was classified as a discontinued operation in September 2007.

Note D:

The three and nine months ended Sept. 30, 2008, include a pretax gain of $15 million ($3 million aftertax, or 2 cents per share) on the divestiture of the automotive glass and services business. The nine months ended Sept. 30, 2008, also include a pretax expense of $23 million ($23 million aftertax, or 14 cents per share) for the write-off of in-process research and development related to the SigmaKalon acquisition.

Note E:

The effective tax rate on pretax earnings for the nine months ended Sept. 30, 2009, was 37 percent, consisting of a tax benefit of 24 percent on the charge for business restructuring and tax expense of 33 percent on remaining pretax earnings. The effective tax rate for the nine months ended Sept. 30, 2008, was approximately 30 percent, consisting of a tax benefit of 24 percent on SigmaKalon acquisition-related costs, a tax benefit stemming from the settlement of the IRS audit of PPG’s 2004 and 2005 U.S. tax returns, and tax expense of 30 percent on remaining pretax earnings.

Note F:

On Jan. 1, 2009, PPG Industries, Inc., adopted new accounting guidance related to noncontrolling interests in consolidated financial statements, which requires that “minority interests” be renamed “noncontrolling interests” and that a company present a consolidated net income measure that includes the amount attributable to such noncontrolling interests for all periods presented.

BALANCE SHEET HIGHLIGHTS (unaudited)

	Sept. 30	Sept. 30	Dec. 31
	2009	2008	2008
	(millions)
Current assets:
Cash and cash equivalents	$898	$516	$1,021
Receivables - net	2,853	3,453	2,804
Inventories	1,656	1,818	1,702
Other	841	792	821

Total current assets	$6,248	$6,579	$6,348

Current liabilities:
Short-term debt and current portion of long-term debt	$455	$726	$903
Asbestos settlement	534	615	491
Accounts payable and accrued liabilities	2,880	3,128	2,816

Total current liabilities	$3,869	$4,469	$4,210

Long-term debt	$3,082	$3,221	$3,009

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
	2009	2008	2009	2008
	(millions)

Net sales
Performance Coatings	$1,075	$1,229	$3,069	$3,612
Industrial Coatings	824	1,022	2,209	3,232
Architectural Coatings - EMEA	559	632	1,495	1,835
Optical and Specialty Materials	257	290	757	895
Commodity Chemicals	287	500	967	1,418
Glass (Note A)	223	552	626	1,669

TOTAL	$3,225	$4,225	$9,123	$12,661

Segment income
Performance Coatings	$155	$148	$402	$439
Industrial Coatings	58	48	70	252
Architectural Coatings - EMEA	59	61	117	141
Optical and Specialty Materials	67	61	188	211
Commodity Chemicals	19	116	144	252
Glass (Note A)	(6)	17	(40)	77

TOTAL	352	451	881	1,372
Legacy items (Note B)	(11)	(4)	(48)	(11)
Business restructuring (Note C)	-	(163)	(186)	(163)
Gain on automotive glass and services divestiture	-	15	-	15
Acquisition-related costs (Note D)	-	-	-	(117)
Depreciation catch-up charge (Note E)	-	-	-	(17)
Divestiture-related benefit costs (Note F)	-	-	-	(19)
Asbestos settlement - net	(3)	(5)	(10)	(9)
Interest expense, net of interest income	(40)	(57)	(124)	(176)
Unallocated stock-based compensation (Note G)	(8)	(12)	(21)	(27)
Other unallocated corporate expense	(15)	(22)	(75)	(68)

INCOME BEFORE INCOME TAXES	$275	$203	$417	$780

Note A:

Glass net sales and segment income include the results of the automotive glass and services business for the three and nine months ended Sept. 30, 2008.

Note B:

Legacy items include current costs related to former operations of the company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges which are considered to be unusual or non-recurring. Legacy items also include equity earnings/(losses) from PPG’s 40-percent investment in the former automotive glass and services business for the three and nine months ended Sept. 30, 2009.

Note C:

For the nine months ended Sept. 30, 2009, business restructuring includes charges of $41 million for the Performance Coatings segment, $93 million for the Industrial Coatings segment, $13 million for the Architectural Coatings - EMEA segment, $12 million for the Optical and Specialty Materials segment, $6 million for the Commodity Chemicals segment, $13 million for the Glass segment, and $8 million for corporate. For the three and nine months ended Sept. 30, 2008, business restructuring included charges of $42 million for the Performance Coatings segment, $53 million for the Industrial Coatings segment, $13 million for the Commodity Chemicals segment, and $55 million for the Glass segment. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note D:

Represents costs related to the SigmaKalon acquisition. In the first quarter 2008, these costs included $94 million of the flow-through cost of sales of the step up to fair value of acquired inventory and $23 million for the write-off of in-process research and development. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note E:

Represents the catch-up of depreciation expense, which was suspended when the automotive glass and services business was classified as a discontinued operation in September 2007.

Note F:

Represents the impact of benefit changes including accelerated vesting negotiated as part of the sale of the automotive glass and services business.

Note G:

Unallocated stock-based compensation includes the cost of stock options, restricted stock units and contingent share grants that are not allocated to the operating segments.